Exhibit 10.1
AMENDMENT
          AMENDMENT dated as of December 22, 2009 to the Employment Agreement dated as of November 6, 1997 by and between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and Richard E. Dauch (“Employee”), as amended (the “Employment Agreement”):
          1. Section 3(a) of the Employment Agreement is amended to read as follows:
     “(a) Base Salary. The Company will pay Employee a salary effective June 16, 2009 at a per annum rate of Two Million, Seven Hundred and Two Thousand, Three Hundred United States Dollars (U.S. $2,702,300), payable in accordance with the Company’s customary payroll procedures for senior executives (the “Annual Base Salary”); provided that the Annual Base Salary for the period commencing June 16, 2009 and ending December 31, 2009, shall be paid to Employee on or before December 31, 2009.”
          2. A new Section 16 is added the Employment Agreement as follows:
     “16. Settlement Agreement. Employee acknowledges and agrees that the Settlement and Commercial Agreement entered into as of September 16, 2009, by and among General Motors Company, the Company and American Axle & Manufacturing, Inc., limits the amount of compensation that the Company may pay to Employee, and Employee agrees to waive the right to receive compensation payable under the Agreement in excess of that amount.”
          3. Effective January 1, 2010, Section 3 of Exhibit B to the Employment Agreement (relating to the grant of options and restricted shares) is deleted.
          4. Except as set forth in this Amendment, the Employment Agreement remains in full force and effect in accordance with its terms.
          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

/s/ Richard E. Dauch	By:	/s/ Forest J. Farmer

Richard E. Dauch		Name: Forest J. Farmer
Title: Chairman — Compensation Committee